                            EXHIBIT 99.1

FOR IMMEDIATE RELEASE

TrueBlue Appoints Chris Kreidler to Board of Directors

TACOMA, WA – July 27, 2020 – TrueBlue (NYSE: TBI) is pleased to announce that Chris Kreidler has been appointed to the Company’s Board of Directors, effective immediately. He will serve on TrueBlue’s Audit, Nominating and Corporate Governance, and Innovation and Technology committees.

Mr. Kreidler, 56, is a seasoned senior executive with more than 30 years of global experience in strategic planning, finance, and operations across a range of large-scale consumer companies. Mr. Kreidler had a lengthy and distinguished career at Sysco Corporation where he was instrumental in driving multibillion-dollar revenue growth and redefining Sysco’s strategic focus from growth to operating profit and scale. Prior to that, Mr. Kreidler served as the Chief Financial Officer and Chief Customer Officer for C&S Wholesale Grocers, and spent over 11 years at Yum! Brands, where he held multiple roles, ultimately serving as SVP of Strategy and Global Treasurer.

“Chris has an impressive track record of applying innovative financial and operational strategies to deliver profitable growth and long-term shareholder value,” said TrueBlue Chairman Steven Cooper. “We are pleased to welcome him to our Board and look forward to leveraging his insights as we further our digital transformation and growth and execute on our mission to connect people with work.”

Mr. Kreidler is currently a Senior Advisor for McKinsey & Company’s merger management practice, and sits on two private company boards operating in the food service sector in the US and the Middle East. He previously served in a Board capacity for Aimia, Inc., a Canadian public company, and P.F. Chang’s China Bistro and Wok Holdings, both private companies. He is also a member of the Council of Overseers for Rice University’s Jones Graduate School of Business.

About TrueBlue
TrueBlue (NYSE: TBI) is a leading provider of specialized workforce solutions that help clients achieve business growth and improve productivity. In 2019, TrueBlue connected approximately 724,000 people with work. Its PeopleReady segment offers on-demand, industrial staffing, PeopleManagement offers contingent, on-site industrial staffing and commercial driver services, and PeopleScout offers recruitment process outsourcing (RPO) and managed service provider (MSP) solutions to a wide variety of industries. Learn more at www.trueblue.com.

Media Contact
Jennifer Grasz
Vice President, Corporate Communications
jgrasz@trueblue.com
(312) 840-6327